QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (CHGAAP)(without the mobile business)
(Millions of Ch$ as of September 30, 2004)

	JAN-SEP	I	II	III	IV	JAN-SEP	I	II	III	VARIATION
	2003	2003	2003	2003	2003	2004	2004	2004	2004	IIIQ04/IIIQ03	2004/2003
Operating revenues	448,511	149,226	147,589	151,696	148,503	430,418	140,899	142,638	146,881	-3.2%	-4.0%
Operating costs	-369,796	-119,964	-123,122	-126,710	-123,391	-348,926	-116,003	-117,976	-114,947	-9.3%	-5.6%
OPERATING INCOME	78,715	29,262	24,467	24,986	25,112	81,492	24,896	24,662	31,934	27.8%	3.5%
Operating Margin	17.6%	19.6%	16.6%	16.5%	16.9%	18.9%	17.7%	17.3%	21.7%
EBITDA	233,152	80,998	75,589	76,565	77,009	224,820	73,654	72,081	79,085	3.3%	-3.6%
EBITDA Margin	52.0%	54.3%	51.2%	50.5%	51.9%	52.2%	52.3%	50.5%	53.8%
Interest Income	12,232	4,309	4,265	3,658	3,404	11,881	4,394	4,091	3,396	-7.2%	-2.9%
Revenues from Related Companies	584	123	44	417	58	268	24	-23	267	-36.0%	-54.1%
Amortization of Goodwill	-12,973	-1,312	-1,322	-10,339	-389	-1,119	-388	-389	-342	-96.7%	-91.4%
Interest Expenses	-49,539	-17,363	-17,378	-14,798	-11,984	-35,068	-11,413	-11,267	-12,388	-16.3%	-29.2%
Other Non-Operating Income and Expenses	4,917	-40	2,609	2,348	-2,672	1,588	-415	2,341	-338	-114.4%	-67.7%
Monetary Correction	888	2,105	-2,385	1,168	-757	2,045	-906	3,798	-847	-172.5%	130.3%
NON-OPERATING INCOME	-43,891	-12,178	-14,167	-17,546	-12,340	-20,405	-8,704	-1,449	-10,252	-41.6%	-53.5%
INCOME BEFORE INCOME TAX	34,824	17,084	10,300	7,440	12,772	61,087	16,192	23,213	21,682	191.4%	75.4%
Income Tax	-23,474	-10,160	-8,124	-5,190	-8,173	-26,207	-7,262	-9,399	-9,546	83.9%	11.6%
Minority Interest	-106	-15	3	-94	-38	-179	46	30	-255	171.3%	68.9%
NET INCOME	11,244	6,909	2,179	2,156	4,561	34,701	8,976	13,844	11,881	451.1%	208.6%
Note: the mobile business has been excluded from all previous quarters shown on the table as well as the mobile transaction effects from 3Q04